Exhibit 99.1

The First Marblehead Corporation	Contact:

Lee Jacobson Investor Relations 617.638.2065

Janice Walker
Media Relations
617.638.2047

News for Immediate Release

First Marblehead Announces First Quarter Fiscal 2008 Results: Net Income up 20% and Loans Available for Securitization Increase 46% for the Quarter

Loans Available for Securitization and Loans Securitized were Both Quarterly Records of $2.2 Billion and $2.0 Billion, respectively, in the First Quarter of Fiscal 2008

BOSTON, MA, October 25, 2007 — The First Marblehead Corporation (NYSE: FMD) today announced its financial and operating results for the first quarter of fiscal 2008, which ended on September 30, 2007.

Total revenues for the first quarter of fiscal 2008 were $380 million, up 25% from $303 million for the same period last year.  Net income increased 20% for the first quarter of fiscal 2008 to $169 million, or $1.80 per diluted share, from $141 million for the same period last year.

“We are off to a great start to the fiscal year as a result of record volumes in the first quarter.  This fiscal quarter’s volume of private student loans facilitated and available for securitization exceeded all such volume for fiscal 2005,” said Jack L. Kopnisky, First Marblehead’s Chief Executive Officer and President. “Even in the midst of one of the most volatile credit cycles, we completed our largest securitization to date, providing market leadership and helping to increase the availability of private student loan financing.”

Loans available for securitization during the first quarter of fiscal 2008 increased to $2.2 billion, up 46% over the same period last year.  The rolling twelve-month volume of loans available for securitization increased to $4.6 billion, up 37% for the twelve months ended September 30, 2007.

“At a time when the cost of higher education continues to rise and demand for a college degree remains high, First Marblehead is pleased to provide its clients with private financial solutions as an alternative for borrowers once students have exhausted scholarships, grants, and lower cost federal loans,” said Kopnisky.

First Marblehead will host a conference call today, October 25, 2007 at 5:00 p.m. EST to discuss these results.  Mr. Kopnisky, and John A. Hupalo, Senior Executive Vice President and Chief Financial Officer, will host the call.  Investors and other interested parties are invited to listen to the conference call by dialing (866) 202-3109 in the United States or (617) 213-8844 from abroad (passcode — 67605490), or via webcast at www.firstmarblehead.com, under Investors.

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Page two

Fiscal 2008 Earnings

A replay will be available on First Marblehead’s Web site for 14 days.  A telephone replay will also be available for 14 days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the passcode 71563972.

About The First Marblehead Corporation — First Marblehead provides financial solutions that help students achieve their dreams.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs. First Marblehead supports responsible lending for borrowers and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans.  For more information, go to www.firstmarblehead.com.

Statements in this press release, including the tables, regarding First Marblehead’s future growth, annual financial results, securitization yields and the future performance of securitization trusts, as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our historical performance, the historical performance of the securitization trusts and on our plans, estimates and expectations as of October 25, 2007.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates or expectations contemplated by us will be achieved.  You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause our actual financial or operational results, facilitated loan volumes or securitization-related revenues to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: our success in structuring securitizations; the size, structure and  timing of the securitizations that we facilitate; the estimates we make and the assumptions on which we rely in preparing our financial statements, including our discount rate assumptions; any variance between the actual performance of securitization trusts and the key assumptions we have used to estimate the present value of additional structural advisory fees and residual revenues; our loan facilitation volumes; our relationships with key clients; and  the other factors set forth under the caption “Item 1A. Risk Factors” in First Marblehead’s annual report on Form 10-K filed with the Securities and Exchange Commission on August 28, 2007.  Important factors that could cause or contribute to differences between the actual performance of the securitization trusts and our key assumptions include economic, regulatory, competitive and other factors affecting prepayment, default and recovery rates on the underlying securitized loan portfolio, including full or partial prepayments and prepayments as a result of loan consolidation activity; capital market receptivity to private student loan asset-backed securities; and interest rate trends.  We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

-financial tables to follow-

The First Marblehead Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

For the First Fiscal Quarters Ended September 30, 2007 and 2006

(Unaudited)

(in thousands, except per share amounts)

	Three months ended September 30,

	2007	2006
Service revenues:
Up-front structural advisory fees	$177,542	$173,310
Additional structural advisory fees:
From new securitizations	24,304	16,586
Trust updates	2,859	1,965
Total additional structural advisory fees	27,163	18,551

Residuals
From new securitizations	116,972	56,755
Trust updates	(14,108)	11,908
Total residuals	102,864	68,663

Processing fees from TERI	46,249	37,071

Administrative and other fees	21,761	4,226

Total service revenues	375,579	301,821

Net interest income	4,383	1,124

Total revenues	379,962	302,945

Non-interest expenses:
Compensation and benefits	32,003	31,608
General and administrative expenses	65,498	33,991
Total non-interest expenses	97,501	65,599

Income before income tax expense	282,461	237,346

Income tax expense	113,641	96,338

Net income	$168,820	$141,008

Net income per share, basic	$1.81	$1.50
Net income per share, diluted	1.80	1.49
Cash dividends declared per share	0.275	0.10
Weighted average shares outstanding, basic	93,437	94,290
Weighted average shares outstanding, diluted	93,796	94,950

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The First Marblehead Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

As of September 30, 2007 and June 30, 2007

(Unaudited)

(amounts in thousands)

	September 30, 2007	June 30, 2007
Assets
Cash, cash equivalents and investments	$380,293	$234,921
Loans held for sale	200,911	37,052
Service receivables:
Structural advisory fees	160,807	133,644
Residuals	767,979	665,115
Processing fees from TERI	14,304	10,909
Total service receivables	943,090	809,668

Property and equipment, net	42,162	41,911

Goodwill	4,878	4,878
Intangible assets, net	2,432	2,597
Prepaid income taxes	—	49,345
Other prepaid expenses	25,541	26,904
Other assets	14,553	7,187
Total assets	$1,613,860	$1,214,463

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$123,769	$53,523
Education loan warehouse facility	94,000	—
Accounts payable and accrued expenses	49,781	59,044
Income taxes payable	58,167	—
Net deferred income tax liability	289,346	247,748
Other liabilities	10,625	11,528
Total liabilities	625,688	371,843

Commitments and contingencies

Stockholders' equity	988,172	842,620
Total liabilities and stockholders' equity	$1,613,860	$1,214,463

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The First Marblehead Corporation and Subsidiaries

Loan Facilitation Metrics

(Dollars in Millions)

	September 30, 2007	September 30, 2006	% Increase (Decrease)

Q1 Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$1,931	$1,199	61%
School Channel Loans	270	289	(7)%
Private Label Loans	2,201	1,488	48%
GATE Loans	27	34	(21)%
Total Loan Facilitation Volume Available for Securitization	$2,228	$1,522	46%

Rolling Twelve Month Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$3,705	$2,454	51%
School Channel Loans	789	779	1%
Private Label Loans	4,494	3,233	39%
GATE Loans	84	108	(22)%
Total Loan Facilitation Volume Available for Securitization	$4,578	$3,341	37%

Q1 Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$1	$7	(86)%
School Channel Loans	173	147	18%
Total Loan Facilitation Volume Not Available for Securitization	$174	$154	13%

Rolling Twelve Month Volume of Loans Not Available for
Securitization
Direct-to-Consumer Loans	$12	$39	(69)%
School Channel Loans	428	405	6%
Total Loan Facilitation Volume Not Available for Securitization	$440	$444	(1)%

Percentage of Loans Available for Securitization
Q1	93%	91%
Rolling Twelve Months	91%	88%

End-of period Principal Balance of Loans Available for
Securitization but not yet Securitized
Direct-to-Consumer Loans	$747	$490
School Channel Loans	327	299
Private Label Loans	1,074	789
GATE Loans	29	38
Total Loan Principal Available for Securitization but not yet securitized	$1,103	$827	33
			%

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The First Marblehead Corporation and Subsidiaries

Income Statement Metrics

Private Label Loans

Approximate Securitization Yields by Marketing Channel

	Volume of Loans Securitized ($ millions)		Up-front Structural Advisory Fees (2)	Additional Structural Advisory Fees (2)	Residual Revenue (2)	Total Revenue (4)
Direct-to-Consumer

Q1 2008 (1)	$1,640	(81)%	9.6%	1.2%	6.6%	17.3%
Q1 2007	$973	(70)%	14.7%	1.2%	5.1%	21.0%

School Channel

Q1 2008 (1)	$387	(19)%	5.1%	1.2%	2.5%	8.8%
Q1 2007	$413	(30)%	7.3%	1.2%	1.7%	10.2%

Blended Yield (3)

Q1 2008 (1)	$2,027		8.7%	1.2%	5.8%	15.7%
Q1 2007	$1,386		12.5%	1.2%	4.1%	17.8%

(1) Includes total principal and accrued interest balance of loans securitized in separate transactions involving The National Collegiate Student Loan Trust (“NCSLT”) 2007-3 and NCSLT 2007-4.

(2) Revenues are expressed as a percentage of the total principal and accrued interest balance of private label loans securitized in each channel at the date of securitization.

(3) Blended yield represents securitization revenues as a percentage of the total principal and accrued interest balance of loans securitized for all marketing channels at the date of securitization.

(4) Due to rounding and the complex nature of these calculations, the total yield by marketing channel and securitization may not represent the sum of the individual yields by revenue source.

Note: These yields by marketing channel represent an allocation of revenues and costs based on various estimates and assumptions regarding the relative profitability of these loans, and should be read with caution. Furthermore, these yields are dependent on a number of factors, including the mix of loans between marketing channels that are included in a particular securitization, the average life of loans, which can be impacted by the relative mix of loans from students with various expected terms to graduation, the structure, and prevailing market conditions at the time of a securitization, the marketing fees which our clients earn on loans we securitize for them, along with a number of other factors. Therefore, readers are cautioned that the blended yields and yields by marketing channel above may not be indicative of yields that we may be able to achieve in future securitizations.

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The First Marblehead Corporation and Subsidiaries

Balance Sheet Metrics

Roll-forward of Structural Advisory Fees and Residuals Receivables

(Dollars in Thousands)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006

Structural Advisory Fees Receivable
Beginning of period balance	$133,644	$88,297

Additions from new securitizations	24,304	16,586

Trust updates:
Passage of time (fair value accretion)	2,410	1,590
Other factors	449	375
Net accretion	2,859	1,965

End of period balance	$160,807	$106,848

Residuals Receivable

Beginning of period balance	$665,115	$452,823

Additions from new securitizations	116,972	56,755

Trust updates:
Passage of time (fair value accretion)	19,903	13,709
Increase in discount rate assumptions	(25,182)	—
Other factors	(8,829)	(1,801)
Net accretion	(14,108)	11,908

End of period balance	$767,979	$521,486

Note: Factors affecting the valuation of structural advisory fees and residuals receivables include changes, if any, to the assumptions we use in estimating the fair value of these receivables.

In light of recent developments in the asset-backed securities market, we applied a discount rate of 12% as of September 30, 2007 in estimating the fair value of our residuals receivable from securitization trusts that have not issued Triple B rated securities. We continued to apply a discount rate of 13% in estimating the fair value of our residuals receivable from fiscal 2007 securitization trusts that have issued Triple B rated securities. The weighted average discount rate for our entire securitized portfolio was 12.25% as of September 30, 2007, up from 11.59% as of June 30, 2007.

We continue to monitor the performance of trust assets against our expectations, as well as other inputs necessary to estimate the present value of our structural advisory fee and residuals receivables.  We will make such additional adjustments to our estimates as we believe are necessary to value properly our receivables balances at each balance sheet date.

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